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JP (Exodus)
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JP (Exodus) @jprichardson · 9h ···

25/62 Exodus 2022 Revenue

In 2022, Exodus earned an estimated $50M in revenue (unaudited).

A significant drop from 2021's revenue.

> **JP (Exodus)** @jprichardson · Jan 3, 2022
>
> 11/ Exodus 2021 Revenue / Operating Income
>
> Our accounting team is still counting the beans, and there were a lot of them in 2021 - over $95M in revenue... contrasted with 2020's $21.3M.
>
> Estimated operating income of $48.5M compared to 2020's $4.4M.
>
> Show this thread

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JP (Exodus) @jprichardson · 9h ···

24/62 Let's talk company numbers...

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